Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2014 First-Quarter Results

Sixteen Consecutive Quarters of Year-Over-Year Average Daily Sales Growth

•             Net Sales increased 6 percent to $2,161 million

•             Operating Income improved 18 percent to $119 million

•             Adjusted EBITDA increased 15 percent to $190 million

•             Adjusted Net Income per diluted share increased $0.31 to $0.20 (Net Loss per diluted share of $0.06)

ATLANTA, GA — June 10, 2014 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales for the first quarter of fiscal 2014 ended May 4, 2014 of $2.2 billion, an increase of $113 million, or 6 percent, as compared to the first quarter of fiscal 2013.  The first quarter performance represents the sixteenth consecutive quarter of year-over-year average daily sales growth.  The company believes its sales performance represents growth of approximately 400 basis points in excess of its market growth estimate.

“I am pleased with our solid performance this quarter, despite the adverse impact of the severe weather we experienced throughout February and March.  We remain cautiously optimistic that our end markets will continue to build on the emerging strength that we are seeing in select geographies,” stated Joe DeAngelo, CEO of HD Supply. “We remain focused on controllable execution to deliver profitable growth in excess of our market.”

Gross profit increased $38 million, or 6 percent, to $631 million for the first quarter of fiscal 2014 compared to $593 million for the first quarter of fiscal 2013. Gross profit was 29.2 percent of Net sales for the first quarter of fiscal 2014, up approximately 20 basis points from 29.0 percent of Net sales for the first quarter of fiscal 2013.  Gross profit improvement was driven by execution of the company’s category management initiatives and mix of products and services.

Operating income increased $18 million, or 18 percent, to $119 million for the first quarter of fiscal 2014 compared to $101 million for the first quarter of fiscal 2013. Operating income as a percentage of Net sales increased approximately 60 basis points during the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.   The improvement was primarily driven by a reduction in selling, general and administrative expenses as a percentage of Net sales and improvements in gross margins.

Adjusted EBITDA increased $25 million, or 15 percent, to $190 million for the first quarter of fiscal 2014 compared to $165 million for the first quarter of fiscal 2013. The increase in Adjusted EBITDA was driven by Facilities Maintenance, Waterworks, and Construction & Industrial - White Cap, and reflects the continued focus on initiatives execution to drive growth in excess of our estimate of market growth.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 8.8 percent in the first quarter of fiscal 2014 as compared to 8.1 percent in the first quarter of fiscal 2013.

Net loss improved $119 million to $12 million for the first quarter of fiscal 2014 compared to a Net loss of $131 million for the first quarter of fiscal 2013.  Net loss per diluted share was $0.06 in the first quarter of fiscal 2014, as compared to a Net loss per diluted share of $1.00 in the first quarter of fiscal 2013.

Adjusted net income increased $53 million to $39 million for the first quarter of fiscal 2014 as compared to an Adjusted net loss of $14 million in the first quarter of fiscal 2013.  The increase in Adjusted net income is attributable to sales growth, improving gross margins, and a reduction in interest expense.  Adjusted net income per diluted share was $0.20 in the first quarter of fiscal 2014, as compared to an Adjusted net loss of $0.11 per diluted share in the first quarter of fiscal 2013.

Business Unit Performance

Facilities Maintenance

Net sales increased $43 million, or 8 percent, to $604 million in the first quarter of fiscal 2014 as compared to $561 million in the first quarter of fiscal 2013.  Adjusted EBITDA increased $9 million, or 9 percent, to $109 million during the first quarter of fiscal 2014 as compared to $100 million in the first quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 20 basis points in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.

Waterworks

Net sales increased $28 million, or 5 percent, to $551 million in the first quarter of fiscal 2014 as compared to $523 million in the first quarter of fiscal 2013.  Adjusted EBITDA increased $3 million, or 8 percent, to $41 million during the first quarter of fiscal 2014 as compared to $38 million in the first quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 10 basis points in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.

Power Solutions

Net sales declined $1 million, or less than one percent, to $461 million in the first quarter of fiscal 2014, as compared to $462 million in the first quarter of fiscal 2013.  Adjusted EBITDA was flat at $18 million during the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales was flat in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.

Construction & Industrial - White Cap

Net sales increased $34 million, or 11 percent, to $344 million in the first quarter of fiscal 2014 as compared to $310 million in the first quarter of fiscal 2013.  Adjusted EBITDA increased $8 million, or 57 percent, to $22 million during the first quarter of fiscal 2014 as compared to $14 million in the first quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 190 basis points during the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.

First-Quarter Monthly Sales Performance

Net sales for February, March and April were $609 million, $659 million and $893 million, respectively.  There were 20 selling days in February, 20 selling days in March and 25 selling days in April.  Average year-over-year daily sales growth for February, March and April were 4.1 percent, 4.2 percent and 7.5 percent, respectively.

Preliminary May Sales

Preliminary Net sales in May were $712 million which represents 9.6 percent growth versus prior year.  There were 19 selling days in May and average daily sales were up 9.6 percent versus prior year.  Preliminary May year-over-year average daily sales growth by business is Facilities Maintenance 8.6 percent, Waterworks 12.3 percent, Power Solutions 6.4 percent, and Construction & Industrial — White Cap 13.7 percent.

Second-Quarter 2014 Outlook

The company anticipates Net sales in the second quarter of fiscal 2014 to be in the range of $2,350 million to $2,450 million, Adjusted EBITDA in the range of $240 million to $250 million, and Adjusted net income per diluted share in the range of $0.42 to $0.49.  The second quarter fiscal 2014 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 200 million.

Fiscal 2014 First-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, June 10, 2014 at 8:00 a.m. (Eastern Time) to discuss its first quarter fiscal 2014 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share referred to in this press release is included below under “——Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 650 locations across 48 states and seven Canadian provinces, the company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, as amended, for the fiscal year ended February 2, 2014, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except share and per share data, unaudited

	Three Months Ended
	May 4, 2014	May 5, 2013
Net Sales	$2,161	$2,048
Cost of sales	1,530	1,455
Gross Profit	631	593
Operating expenses:
Selling, general and administrative	447	433
Depreciation and amortization	62	59
Restructuring	3	—
Total operating expenses	512	492
Operating Income	119	101
Interest expense	116	147
Loss on extinguishment & modification of debt	2	41
Other (income) expense, net	1	—
Income (Loss) from Continuing Operations Before Provision for Income Taxes	—	(87)
Provision for income taxes	1	43
Income (Loss) from Continuing Operations	(1)	(130)
Income (loss) from discontinued operations, net of tax	(11)	(1)
Net Income (Loss)	$(12)	$(131)

Weighted Average Common Shares Outstanding (thousands)
Basic & Diluted	192,859	130,578

Basic & Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$(0.01)	$(1.00)
Income (Loss) from Discontinued Operations	$(0.06)	$(0.01)
Net Income (Loss)	$(0.06)	$(1.00)

Non-GAAP financial data:
Adjusted EBITDA	$190	$165
Adjusted Net Income (Loss)	$39	$(14)
Weighted average common shares outstanding (in thousands)
Basic	192,859	130,578
Diluted	198,857	130,578
Adjusted Net Income (Loss) Per Share - Basic	$0.20	$(0.11)
Adjusted Net Income (Loss) Per Share - Diluted	$0.20	$(0.11)

(1)         May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, unaudited

	May 4, 2014	February 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$173	$115
Receivables, less allowance for doubtful accounts of $17 and $18	1,152	1,046
Inventories	1,181	1,072
Deferred tax asset	8	7
Other current assets	58	63
Total current assets	2,572	2,303
Property and equipment, net	402	405
Goodwill	3,137	3,137
Intangible assets, net	304	338
Other assets	137	141
Total assets	$6,552	$6,324

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$841	$664
Accrued compensation and benefits	100	149
Current installments of long-term debt	10	10
Other current liabilities	175	270
Total current liabilities	1,126	1,093

Long-term debt, excluding current installments	5,722	5,534
Deferred tax liabilities	115	114
Other liabilities	339	347
Total liabilities	7,302	7,088

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 195.4 million and 192.4 million shares issued and outstanding at May 4, 2014 and February 2, 2014, respectively	2	2
Paid-in capital	3,777	3,752
Accumulated deficit	(4,515)	(4,503)
Accumulated other comprehensive loss	(14)	(15)
Total stockholders’ equity (deficit)	(750)	(764)
Total liabilities and stockholders’ equity (deficit)	$6,552	$6,324

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Three Months Ended
	May 4, 2014	May 5, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(12)	$(131)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	63	60
Provision for uncollectibles	3	—
Non-cash interest expense	6	8
Payment of PIK interest & discounts upon extinguishment of debt	(1)	(364)
Loss on extinguishment & modification of debt	2	41
Stock-based compensation expense	5	3
Deferred income taxes	—	37
Other	1	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(108)	(82)
(Increase) decrease in inventories	(108)	(94)
(Increase) decrease in other current assets	5	4
Increase (decrease) in accounts payable and accrued liabilities	22	(42)
Increase (decrease) in other long-term liabilities	3	3
Net cash provided by (used in) operating activities	(119)	(557)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28)	(32)
Proceeds from sales of property and equipment	—	1
Proceeds from sale of investments	—	936
Net cash provided by (used in) investing activities	(28)	905
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	20	—
Borrowings of long-term debt	20	79
Repayments of long-term debt	(22)	(638)
Borrowings on long-term revolver debt	275	348
Repayments on long-term revolver debt	(85)	(158)
Debt issuance and modification costs	(3)	(32)
Other financing activities	(1)	—
Net cash provided by (used in) financing activities	204	(401)
Effect of exchange rates on cash and cash equivalents	1	—
Increase (decrease) in cash and cash equivalents	$58	$(53)
Cash and cash equivalents at beginning of period	115	141
Cash and cash equivalents at end of period	$173	$88

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, unaudited

	Facilities Maintenance	Waterworks	Power Solutions	Construction & Industrial - White Cap	Corporate & Other	Total Continuing Operations
Three Months Ended May 4, 2014
Net Sales	$604	$551	$461	$344	$201	$2,161
Adjusted EBITDA	109	41	18	22	—	190
Depreciation(1) & Software Amortization	12	2	1	4	10	29
Other Intangible Amortization	20	1	5	5	3	34
Three Months Ended May 5, 2013
Net Sales	$561	$523	$462	$310	$192	$2,048
Adjusted EBITDA	100	38	18	14	(5)	165
Depreciation(1) & Software Amortization	11	2	1	4	8	26
Other Intangible Amortization	20	1	5	5	3	34

(1) Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income (loss) per share represents income (loss) per share calculated using Adjusted net income as opposed to Net income. No reconciliation of the forecasted range for Adjusted net income per diluted share to Net income per diluted share for the second quarter of fiscal 2014 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                       although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended
	May 4, 2014	May 5, 2013
Net income (loss)	$(12)	$(131)
Less income (loss) from discontinued operations, net of tax	(11)	(1)
Income (loss) from continuing operations	$(1)	$(130)
Provision from income taxes	1	43
Interest expense	116	147
Depreciation and amortization (i)	63	60
Stock-based compensation	5	3
Restructuring (ii)	3	—
Loss on extinguishment & modification of debt (iii)	2	41
Costs related to the secondary public offering (iv)	1	—
Management fee & related expenses paid to Equity Sponsors (v)	—	1
Adjusted EBITDA	$190	$165

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Represents the costs expensed in connection with the company’s secondary public offering.  All of the shares of common stock sold in the secondary public offering were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares.

(v)                                  The company was previously party to consulting agreements with the Equity Sponsors whereby the company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with the company’s’ initial public offering in the second quarter of fiscal 2013.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Three Months Ended
	May 4, 2014	May 5, 2013
Net income (loss)	$(12)	$(131)
Less income (loss) from discontinued operations, net of tax	(11)	(1)
Income (loss) from continuing operations	(1)	(130)
Plus: Provision for income taxes	1	43
Less: Cash income taxes	(1)	(2)
Plus: Amortization of acquisition-related intangible assets (other than software)	34	34
Plus: Restructuring (i)	3	—
Plus: Loss on extinguishment & modification of debt (ii)	2	41
Plus: Costs related to the secondary public offering (iii)	1	—
Adjusted net income (loss)	$39	$(14)

(i)                                    Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(ii)                                Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iii)                            Represents the costs expensed in connection with the company’s secondary public offering.